Exhibit 10.9

Certain information in this document, marked by brackets [****], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED COLLABORATION AGREEMENT

between Bayer AG

Muellerstrasse 178

13353 Berlin

Germany

(hereinafter referred to as “BAYER”)

and Exscientia Ltd.

The Schrodinger Building

Oxford Science Park

Oxford, OX4 4GE

United Kingdom

(hereinafter referred to as “EXSCIENTIA”)

RESTRICTED

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

TABLE OF CONTENTS

Page

1.	Definitions	4
2.	Subject Matter of the Agreement	14
3.	Performance of the Research Plans	15
4.	Supply of Material	19
5.	Governance	19
6.	Payment	26
7.	Books, Records, Audit	33
8.	Intellectual Property Rights	35
9.	Confidentiality	38
10.	Press Release	41
11.	Warranty and Indemnification	42
12.	Term of Agreement andTermination	44
13.	Miscellaneous	45

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

WHEREAS:

(A)	BAYER is engaged in the research, development and commercialization of pharmaceutical products;

(B)	EXSCIENTIA is engaged in Artificial Intelligence (AI)-based drug discovery and has developed a technology platform that delivers recommended compounds;

(C)	BAYER and EXSCIENTIA are interested in collaborating in the identification and discovery of Collaboration Compounds directed to [****] Collaboration Targets, through the performance of the Research Plans (each as defined below);

(D)	The parties intend that BAYER will own the Collaboration IP, as defined herein, all on the terms and conditions set forth in this Agreement; and

(E)	BAYER has informed EXSCIENTIA that, in addition to the projects of BAYER with EXSCIENTIA under this Agreement, BAYER may have been and may continue or start to be actively engaged in further drug discovery projects outside the Research Plans relating to Collaboration Targets, including projects with the involvement of Third Parties;

(F)	The Parties signed a Collaboration Agreement with the same subject as the present Amended and Restated Collaboration Agreement already on 18 December 2019 (the “Old Collaboration Agreement”). In the meantime, some minor changes were necessary, in particular in the Annexes 1.18 and 1.58 regarding the first Collaboration Target [****]. The Parties, therefore, decided to sign the present Amended and Restated Collaboration Agreement, which shall delete and fully replace the Old Collaboration Agreement with effect from 18 December 2019 as soon as the last Party has signed the present Amended and Restated Collaboration Agreement.

NOW, THEREFORE, the Parties hereto enter into the following Amended and Restated Collaboration agreement (hereinafter the “Agreement”):

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.	Definitions

1.1.	“Affiliate(s)” means any business entity controlled by, controlling, or under common control with a Party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it (i) owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise.

1.2.	“Agreement” means this document, including its Annexes.

1.3.	“Agreement Term” means the period commencing on the Effective Date and ending when no further payments under the Agreement (including milestone and royalty payments) are, or may become, payable.

1.4.	“Alliance Manager” has the meaning as set forth in Section 5.1 of the Agreement.

1.5.	“Applicable Law” shall mean all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of regulatory authorities) that may be in effect from time to time.

1.6.	“BAYER” means Bayer AG

1.7.	“BAYER Background IP” means any Intellectual Property Rights Controlled by a BAYER PARTY that are necessary or reasonably useful for the performance of any Research Plan, including the BAYER Material IP; BAYER Background IP includes, without limitation, the patents and patent applications listed in Annex 1.7 which BAYER may update from time to time during the Research Term.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.8.	“BAYER Material” means all material and data Controlled by a BAYER PARTY that is necessary or reasonably useful for the activities to be conducted by either Party under any Research Plan, including the material and data specified in the Research Plans.

1.9.	“BAYER Material IP” means any Intellectual Property Rights subsisting in the BAYER Material.

1.10.	“BAYER Party” means BAYER, its sublicensee(s) and any of BAYER's or its sublicensee's(s’) Affiliates.

1.11.	“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in Oxford and Berlin are authorized or obligated by law to be closed.

1.12.	“Calendar Year” means each period of time beginning on January 1 and ending December 31, except for the first Calendar Year, which shall begin on the Effective Date and end on December 31, 2019.

1.13.	“Clinical Trial” means a Phase I Trial, Phase II Trial or Phase III Trial, as applicable.

1.14.	“Collaboration Compound” means:

(a)	any compound identified against a Collaboration Target that exhibits bona fide binding to that Collaboration Target, whose structure has been: (i) recommended to BAYER by the EXSCIENTIA Technology and/or (ii) invented or synthesized by either Party or jointly by the Parties, in each of the cases (i) and (ii) in the course of the performance of any Research Plan; or

(b)	a Derivative Compound.

1.15.	“Collaboration Compound Criteria” means, for each Collaboration Target, the requirements relating to Collaboration Compounds against that Collaboration Target, as specified in the relevant Research Plan.

1.16.	“Collaboration IP” means all Intellectual Property Rights subsisting in the Collaboration Material.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.17.	“Collaboration Material” means any information, data, finding, know how, test result, discovery, invention, process, method, technique, formula, material, specification or improvement whatsoever (whether patentable or not) that are generated in the course of or as a result of the activities under the Research Plans, including without limitation all Collaboration Compounds, and excluding any Exscientia Technology and BAYER Material.

1.18.	“Collaboration Target” means each target set out in Annex 1.18 and those targets nominated by BAYER after signature of the Agreement and approved by EXSCIENTIA pursuant to Section 3.1.6. The Parties agree that there will be in total [****] Collaboration Targets directed against within the Collaboration.

1.19.	“Combination Product” means:

(a)	a single pharmaceutical formulation containing as its active ingredients both a Collaboration Compound and one or more other active ingredients; or

(b)	a combination therapy comprising of any Product or Collaboration Compound, on the one hand, andany other drug or biological product, priced and sold in a single package containing such multiple products or separately packaged but sold together for a single price, whether or not such separately packaged drug or biological product is approved for marketing and sale under the Applicable Law, and in each case including all dosage forms, formulations, presentations, line extensions and package configurations.

All references to Product in this Agreement shall be deemed to include Combination Products.

1.20.	“Commercially Reasonable Efforts” means:

(a)	in relation to EXSCIENTIA, the level of efforts consistent with [****]; and

(b)	in relation to BAYER, the level of efforts consistent with [****].

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.21.	“Confidential Information” has the meaning as set forth in Section 9.1 of the Agreement.

1.22.	“Control” means: (a) in relation to any Intellectual Property Right, the possession by a Party of the right to grant a licence or sublicence of that Intellectual Property Right under the terms of this Agreement without breaching the terms of any agreement between that Party and any other person; and (b) in relation to materials, the possession by a Party of the right to supply those materials to the other Party under the terms of this Agreement without breaching the terms of any agreement between that Party and any other person.

1.23.	“Deliverables” shall mean the deliverables to be submitted by EXSCIENTIA to BAYER, as specified in detail in the relevant Research Plan.

1.24.	“D2 Criteria” means the milestone criteria for the "Start of Lead Optimization: D2" as set out in the relevant Research Plan.

1.25.	“Derivative Compound” means:

(a)	a compound directed to any Collaboration Target, which compound was not inlicensed from an independent Third Party and was invented and synthesized by or on behalf of BAYER after expiration or earlier termination, as applicable, of the Research Term, and was derived through chemical modification(s) to an existing Collaboration Compound’s structure; or

(b)	a salt, base, acid, hydrate, solvate, polymorph, metabolite, prodrug, isomer, ester, racemate, isoform, tautomer, diastereomer, enantiomer, or stereoisomer of a Collaboration Compound or a compound described in limb (a) above.

1.26.	“Effective Date” means 18 December 2019.

1.27.	“Executive Officers” means the Chief Executive Officer of EXSCIENTIA and the Head of Small Molecule Innovation of BAYER.

1.28.	“EXSCIENTIA” means EXSCIENTIA Ltd.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.29.	“EXSCIENTIA Technology” means the proprietary coding, software, mathematical or probabilistic models that predict the likelihood of compounds being active against a specified biological target or having a particular ADMET parameter, automated design algorithms, evolutionary design algorithms, active learning algorithms, an integrated structural database, and structure-based design programs, in each case which are Controlled by EXSCIENTIA as of the Effective Date or otherwise during the relevant Research Term and which comprise EXSCIENTIA’s artificial intelligence-based drug discovery platform.

1.30.	“EXSCIENTIA Technology IP” means the Intellectual Property Rights subsisting in the EXSCIENTIA Technology.

1.31.	“Field” means any use, including, without limitation, in the research, development and commercialization of therapeutic, diagnostic or agricultural products.

1.32.	“First Commercial Sale” means, on a country-by-country and Product-by-Product basis, the first invoiced sale of that Product by a BAYER Party to a Third Party in any country after grant of marketing authorization in the applicable country or jurisdiction, provided that where such a First Commercial Sale has occurred in a country for which pricing approval is necessary for widespread sale, then such sale shall not be deemed a First Commercial Sale until such pricing approval has been obtained. If no Regulatory Approval is required in the applicable country, the first invoiced sale of that Product by a BAYER Party to a Third Party in that country shall deemed a First Commercial Sale. For the avoidance of doubt, supply of Product as samples or to patients for compassionate use, named patient use, clinical trials or other similar purposes shall not be considered a First Commercial Sale.

1.33.	“Force Majeure” has the meaning as set forth in Section 13.2 of the Agreement.

1.34.	“Generic Product” means, with respect to a Product being sold in any country, a product that is: (a) not produced, licensed or owned by a BAYER Party; and (b) contains the same, or a derivative of the active pharmaceutical ingredient, as such Product regardless of the dosage and formulation of such product.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.35.	“Half Year” means each period of six (6) consecutive months ending on 30 June or 31 December, except for the first Half Year, which shall start on the Effective Date and end on 30 June or 31 December following the Effective Date, whichever is earlier.

1.36.	“IND / CTA Submission” means: (a) any investigational new drug application filed with the FDA pursuant to § 312 of Title 21 of the US Code of Federal Regulations (as amended from time to time) prior to beginning clinical trials in humans in the United States; or (b) any clinical trial application filed with the European Medicines Agency.

1.37.	“Indemnifying Party” has the meaning as set forth in Section 11.4 of the Agreement.

1.38.	“Indemnitee(s)” has the meaning as set forth in Section 11.4 of the Agreement.

1.39.	“Independent Accountant” means (i) any of KPMG, PwC, Deloitte or EY (or their successors) or (ii) any other internationally recognized independent public accountant approved by BAYER in writing.

1.40.	“Intellectual Property Rights” means: (a) copyright, patents, database rights, and rights in trade marks, designs, know-how and confidential information, each whether registered or unregistered; (b) applications for registration, and the right to apply for registration, for any of these rights; and (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

1.41.	“Iteration” means an optimization cycle encompassing the design, synthesis and profiling of 15 to 25 compounds.

1.42.	“Joint Steering Committee” or “JSC” has the meaning as set forth in Section 5.2 of the Agreement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.43.	“Losses” means any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses).

1.44.	“Net Sales” means the gross amount invoiced by BAYER and/or its affiliates and/or its sublicensees (as applicable) for sales of a Product (including Combination Products) to Third Parties, less the following deductions:

I.	[****] lump sum of the gross amount invoiced to cover transportation, freight, insurance, distribution, shipping, packaging and handling costs;

II.	Value-added tax or customs duties invoiced by BAYER and/or its affiliates and/or its sublicensee (as applicable) directly in relation to the Product;

III.	Allowances or credits granted by BAYER and/or its affiliates and/or its sublicensees (as applicable) to Third Parties on account of rejections, damaged stock, retroactive price reductions, outdating, returns, billing errors or recalls of a Product;

IV.	[****] lump sum of the gross amount invoiced to cover bad debt charges;

V.	Quantity, early payment, cash settlement and other trade discounts granted by BAYER and/or its affiliates and/or its sublicensees (as applicable) to Third Parties;

VI.	Rebates, chargebacks or premiums granted by BAYER and/or its affiliates and/or its sublicensees (as applicable) to Third Parties;

VII.	Rebates, fees, discounts or other charges paid or granted by BAYER and/or its affiliates and/or its sublicensees (as applicable) as required by government or public healthcare legislation, as reasonably allocated to the Product; and

VIII.	Cost of customer programs agreed upon by the parties such as cost effectiveness or patient assistance studies or programs designed to aid in patient compliance with medication schedules in connection with the sales of a Product.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Gross sales of Products shall be deemed to have been made on the date on which they are recognised in BAYER’s financial accounts, in accordance with their standard accounting procedures. All deductions from gross sales except those defined above as lump sums may be made on an accrual basis.

For the purpose of calculating Net Sales, the Parties recognize that: (a) customers may include persons in the chain of commerce who enter into agreements with BAYER and/or its affiliates and/or its sublicensees (as applicable) as to price even though title to the Product and/or payment does not pass directly from BAYER to such customers; and (b) in such cases, chargebacks paid by BAYER and/or its affiliates and/or its sublicensees (as applicable) to, or through, another party (such as a wholesaler) can be deducted from total gross amount invoiced in order to calculate Net Sales.

In the event that a Product is sold in the form of a Combination Product, then, for the purpose of calculating royalties due:

(i)	Net Sales will be adjusted by multiplying by the fraction A/(A+B) where A is the gross per unit invoice price of the Product, if sold separately, and B is the gross per unit invoice price of any other active ingredient(s) in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient(s) in the combination are not sold separately in that country, Net Sales will be adjusted by multiplying by the fraction A/C where A is the gross per unit invoice price of the Product, if sold separately, and C is the gross per unit invoice price of the Combination Product;

(ii)	in each case, the gross per unit invoice price shall be the one applicable during the relevant Quarter in which the sales occurred or, if sales of both the Product and the other product(s) did not occur in such Quarter, then in the most recent Quarter in which sales of both occurred; and

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii)	if, on a country-by-country basis, neither the Product nor the other active ingredient(s) of the Combination Product are sold separately in such country, then the fraction by which the Net Sales value shall be determined between the Parties in good faith.

1.45.	“Overpayment Amount” has the meaning specified in Section 7.2(h) of the Agreement.

1.46.	“Party” means individually BAYER or EXSCIENTIA, and "Parties" means collectively BAYER and EXSCIENTIA.

1.47.	“Patent Rights” mean:

(a)	all national, regional and international patents, patent applications, utility models, design patents and design rights filed in any country of the world including provisional patent applications;

(b)	all patents, patent applications, utility models, design patents and design rights filed either from such patents, patent applications, utility models, design patents, design rights or provisional patent applications or claiming priority from either of these, including any continuation, continuation-in part, division, provisional, converted provisional and continued prosecution applications, or any substitute application;

(c)	any patent issued with respect to or in the future issued from any such patent applications;

(d)	any and all extensions or restorations by existing or future extension or restoration mechanisms, including reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents, patent applications, utility models, design patents and design rights; and

(e)	any foreign counterparts of the foregoing.

1.48.	“PCC Criteria” means the milestone criteria for the "Start of the Preclinical Development: PCC", set out in the relevant Research Plan.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.49.	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.50.	“Phase I Trial” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or its equivalent outside the United States.

1.51.	“Phase II Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b), as amended from time to time, or its equivalent outside the United States.

1.52.	“Phase III Trial” means a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied, as described in 21 C.F.R. § 312.21(c), as amended from time to time, or its equivalent outside the United States.

1.53.	“Product” means any therapeutic product incorporating as an active therapeutic ingredient a Collaboration Compound.

1.54.	“Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31, and "Quarterly" shall be construed accordingly.

1.55.	“Regulatory Approval” means any approval, licence, registration or authorization necessary for the marketing or sale of a Product in the applicable regulatory jurisdiction.

1.56.	“Regulatory Authority” means any national, supranational, regional, state or local regulatory authority, agency, department, bureau, commission, council or other governmental entity, in each case involved in the granting of a Regulatory Approval.

1.57.	“Research Term” means the period from and including the Effective Date to and excluding the date that is [****] years after the Effective Date.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.58.	“Research Plan” means, in respect of each Collaboration Target, the plan specifying the responsibilities and obligations of the Parties with respect to that Collaboration Target, as set out in Annex 1.58 (or, in relation to any replacement Collaboration Target agreed pursuant to Section 3.1.5 or, in relation to any Collaboration Target nominated and approved after signature of the Agreement pursuant to Section 3.1.6, the Research Plan agreed pursuant to Section 3.1.5 or 3.1.6, as applicable), in each case as may be amended from time to time in accordance with Section 5.2.3.

1.59.	“Royalty Term” means, on a country-by-country basis and Product-by- Product basis, the period commencing with the First Commercial Sale of such Product in the relevant country, and ending on the later of: (a) the date that is ten (10) years from the First Commercial Sale of such Product in such country; and (b) the date on which there is no longer a Valid Claim covering the relevant Product in the relevant country.

1.60.	“Third Party” means any Person other than EXSCIENTIA, BAYER and their respective Affiliates.

1.61.	“Valid Claim” means, with respect to a Product in a particular country, a claim of an issued Patent Right covering or claiming any Collaboration IP that has not (A) expired or been cancelled, (B) been declared invalid or unenforceable by a decision of a court, patent office, administrative agency, or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (C) been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (D) been abandoned or disclaimed.

1.62.	“VAT” has the meaning as set forth in Section 6.7.6 of the Agreement.

2.	Subject Matter of the Agreement

2.1.	Subject matter of the Agreement is a collaboration of the Parties with the aim to identify and optimize small molecular target modulators according to the agreed Collaboration Compound Criteria that bind to and modulate Collaboration Targets, as specified in the relevant Research Plan.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2.2.	In the event of a conflict between the terms and conditions of the Agreement and the Research Plan, the terms and conditions of the Agreement shall prevail, unless explicitly stated otherwise by the Parties in the Research Plan.

3.	Performance of the Research Plans

3.1.	Research Plans.

3.1.1	Each Party shall:

(a)	use best and Commercially Reasonable Efforts to perform its responsibilities set out in each Research Plan, in the manner described in the relevant Research Plan; and

(b)	ensure that any activities that it performs pursuant to Section 3.1.1(a) are performed in a timely and good scientific manner.

3.1.2	Each Party shall maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Plans.

3.1.3	In relation to each Research Plan, without limiting any of BAYER’s responsibilities identified in that Research Plan, BAYER shall perform its responsibilities with such timeliness to enable at least [****] Iterations under that Research Plan to be completed in each Calendar Year (or a pro rata number of Iterations in the first Calendar Year) unless the JSC is agreeing otherwise.

3.1.4	As provided in the relevant Research Plan, the Parties will agree on a selection scheme and assay for each Collaboration Target promptly following commencing activities under the Research Plan for such Collaboration Target.

3.1.5	If for a given Collaboration Target, EXSCIENTIA has been unable to identify any Collaboration Compounds directed to that Collaboration Target, Bayer shall have, upon respective prior decision of the JSC, the right, [****] for each of the Collaboration Targets, to nominate a new target as a replacement for that Collaboration Target, which nomination shall be made within [****] days of such JSC decision by written notice to EXSCIENTIA (a “Target Replacement Notice”). EXSCIENTIA shall notify Bayer in writing within five (5) Business Days after receipt of the Target Replacement Notice if the proposed replacement target cannot become a Collaboration Target, in which event Bayer shall without undue delay nominate an alternate replacement target. If the proposed replacement target can become a Collaboration Target, EXSCIENTIA shall so notify BAYER in writing within five (5) business days after receipt of the Target Replacement Notice, and such proposed replacement target shall be deemed accepted as a Collaboration Target by EXSCIENTIA at such time. Provided that the proposed replacement target is accepted as provided above, such replacement target shall become a Collaboration Target for all purposes under this Agreement and the replaced initial Collaboration Target shall cease to be a Collaboration Target for all purposes under this Agreement. The Parties shall, each acting reasonably and in good faith, agree on the Research Plan for such replacement Collaboration Target in accordance with the provisions of this Agreement promptly following issuance of the relevant Target Replacement Notice.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.1.6	BAYER is entitled to propose and nominate additional collaboration targets after signature of the Agreement to be approved by EXSCIENTIA so that the collaboration work is directed to in total [****] Collaboration Targets. The Parties shall, each acting reasonably and in good faith, agree on the Research Plans for such additional Collaboration Targets in accordance with the provisions of this Agreement promptly following EXSCIENTIA’s written approval of the additional Collaboration Targets nominated by BAYER.

3.2.	Exclusivity of Collaboration Target. Subject to Sections 5.5 and 12.6.2, [****], EXSCIENTIA shall not independently, with or on behalf of a Third Party, or on its own, conduct any research, development, or commercialization activities with respect to any Collaboration Target.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.3.	BAYER Exclusivity. During the Research Term, BAYER shall not independently, with or on behalf of a Third Party, or on its own, conduct any research, development or commercialization with respect to any small molecule targeted at a Collaboration Target.

3.4.	Responsibility for Expenses for Conduct of Research Plans. Except as may be specifically agreed to in writing by EXSCIENTIA and BAYER and as provided in Section 6, each Party shall be responsible for all costs and expenses it incurs relating to such aspects of the Research Plans as are to be provided or performed by that Party according to the relevant Research Plan. For clarity, neither Party shall be under any obligation to incur any cost other than as required to fulfill such Party’s obligations under this Agreement.

3.5.	Reporting. Each Party shall submit to the other Party written reports on its activities under the Research Plans, each containing the information, and within the timelines and format, as specified in the relevant Research Plan.

3.6.	Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall properly reflect all work done, results achieved and inventions discovered and reduced to practice in relation to the performance of its responsibilities under each Research Plan.

3.7.	Subcontracting. EXSCIENTIA may subcontract any of its obligations under any Research Plan to: (a) any of its Affiliates; or (b) any Third Party as agreed between the Parties and identified in the relevant Research Plan, in each case without the prior written consent of BAYER. EXSCIENTIA shall notify BAYER reasonably in advance of commencing any such subcontracting arrangement. Apart from this, EXSCIENTIA is not allowed to subcontract any of its obligations under a Research Plan without the prior written consent of BAYER (not to be unreasonably withheld or delayed). BAYER may subcontract any of its obligations under any Research Plan to (a) any of its Affiliates; or (b) any Third Party in its own discretion and without any prior consent of EXSCIENTIA.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.8.	Compliance. Each Party shall comply with all Applicable Laws that are applicable to the performance of its activities under each Research Plan.

3.9.	Debarment. Neither Party shall use in any capacity the services of anyone debarred, disqualified, blacklisted or banned or under investigations or threat of investigations by any Regulatory Authority for debarment, disqualification, blacklisting or any similar regulatory action in any jurisdiction anywhere in the world. Furthermore, each Party represents and warrants that, as at the Effective Date, neither such Party nor its employees, agents or representatives involved in the performance of the Research Plans have been debarred, disqualified, blacklisted or banned by any regulatory authority, nor are they currently, to the best of its knowledge, the subject of such a debarment, disqualification, blacklisting or banning proceeding. During the Agreement Term, each Party shall promptly notify the other Party should it or any of its employees, agents or representatives involved in the performance of the Research Plans become the subject of such debarment, disqualification, blacklisting or banning proceeding

3.10.	Code of Conduct. EXSCIENTIA shall use its reasonable efforts to perform its responsibilities under each Research Plan in accordance with the BAYER Supplier Code of Conduct which is attached as Annex 3.10. BAYER shall have the right to audit the sustainability performance of EXSCIENTIA on reasonable written notice, either by assessment (online, paper questionnaire, etc.) or by an onsite audit, executed directly by BAYER or by a third party (subject to that third party agreeing to confidentiality obligations equivalent to those set out in this Agreement), in each case no more than once in the Agreement Term and provided that BAYER or the relevant third party shall not disrupt the business of EXSCIENTIA). The sustainability performance will be evaluated by comparing it with the BAYER Supplier Code of Conduct principles.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.	Supply of Material

4.1.	BAYER shall supply free of charge to EXSCIENTIA all BAYER Material following the Effective Date in accordance with the timescales set out in the relevant Research Plan, as applicable.

4.2.	BAYER grants EXSCIENTIA a non-exclusive, worldwide, sublicensable (solely pursuant to Section 8.3) licence during the Research Term under the BAYER Material IP to use the BAYER Material solely for the purpose of conducting EXSCIENTIA’s activities under the Research Plans. EXSCIENTIA is only entitled to make available the BAYER Material to one of its Affiliates or to Third Parties if and to the extent this has been agreed by the Parties in a Research Plan and is in accordance with Section 9.

4.3.	Subject to Section 11.4, BAYER makes no representation or warranty of any kind as to the suitability of the BAYER Material for the performance of the Research Program.

4.4.	EXSCIENTIA agrees that the BAYER Material is and shall remain the sole property of BAYER. Nothing in this Agreement shall be construed as a grant to EXSCIENTIA of any rights in the BAYER Material other than expressly herein provided.

5.	Governance

5.1.	Alliance Managers. Within thirty (30) days following the Effective Date, each Party shall nominate a representative to act as its alliance manager under the Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the day-to-day contact point between the Parties. In addition, the Alliance Managers shall remain responsible for all questions arising and all other communication after the end of the Agreement Term. Each Party may replace its Alliance Manager at any time. Responsibilities of the Alliance Managers shall include:

(a)	scheduling meetings of the JSC,

(b)	preparing agenda for meetings of the JSC,

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)	preparing minutes pursuant to Section 5.2.8;

(d)	sending JSC members notices of all regular meetings and agendas for such meetings reasonably in advance of the date of such meeting; and

(e)	handling all other questions and needs that may arise after the end of the Agreement Term.

In addition, the BAYER Alliance Manager shall chair all meetings of the JSC.

5.2.	Joint Steering Committee.

5.2.1	As of the Effective Date, the Parties hereby establish the Joint Steering Committee (hereinafter the “JSC”).

5.2.2	Composition. The JSC shall be composed of three (3) representatives of each Party, including each Party’s Alliance Manager. Each such representative shall have appropriate experience, knowledge and authority within his Party’s organization to carry out the duties and obligations of the JSC. The initial representatives of the Parties are as follows:

BAYER	EXSCIENTIA
[****]	[****]
[****]	[****]
[****]	[****]

The Alliance Managers shall be the primary contact of the Parties with respect to JSC-related matters. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon ten (10) days’ written notice to the other Party of such change, it being understood that the Alliance Manager will always be a member and the primary contact of the Parties’ JSC members. These representatives shall have appropriate technical credentials, experience and knowledge.

5.2.3	Responsibilities. The JSC shall be responsible for:

(a)	determining whether a Collaboration Compound has met the D2 Criteria or PCC Criteria, as the case may be, and the respective milestone was achieved;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)	providing strategic direction and operational oversight to the collaboration;

(c)	serving as the principal means by which each Party keeps the other Party informed about the status of those parts of the Research Plans within its responsibilities;

(d)	monitoring progress of the Research Plans as compared to the goals defined in the Research Plans and recommending corrective action, if required;

(e)	reviewing and discussing as to whether the Deliverables have been provided in accordance with the relevant Research Plan;

(f)	agreeing on changes to existing Research Plans which do not materially increase or decrease EXSCIENTIA’s or BAYER’s obligations;

(g)	agreeing on changes to the number of Iterations under a Research Plan to be completed in a Calendar Year in accordance with Section 3.1.3;

(h)	recommending modifications to the Research Plans which materially increase or decrease EXSCIENTIA’s or BAYER’s obligations;

(i)	approving a Research Plan for any replacement or later nominated Collaboration Target agreed pursuant to Section 3.1.5 or 3.1.6 (as applicable);

(j)	acting as the point of escalation for issues that cannot by resolved otherwise; and

(k)	carrying out such other obligations as are expressly delegated to it under the Agreement.

5.2.4	Duration of Existence of JSC. The JSC shall continue to exist until the end of the Research Term.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

5.2.5	Meetings. The JSC shall meet as deemed necessary by the Parties, but at least quarterly, whether in-person or by telephone or video conference, as the JSC agrees.

5.2.6	Guests. In addition to the members of the JSC, a reasonable number of additional representatives of a Party may attend the meetings of the JSC in a non-voting capacity for the limited purpose of providing input with respect to particular matters on the agenda, subject to prior written consent of the other Party, which shall not be unreasonably withheld.

5.2.7	Decision Making. Decisions of the JSC shall be made by unanimous consent, with each Party’s representatives on the JSC collectively having one (1) vote. No vote may be taken unless at least one (1) of each Party’s representatives is present.

5.2.8	Minutes. Responsibility for preparing the definitive minutes of each meeting of the JSC shall alternate between EXSCIENTIA’s Alliance Manager and BAYER’s Alliance Manager. The relevant Alliance Manager shall circulate a draft of the minutes of each meeting to all members of the JSC for comments within 1 (one) week after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and decisions approved by the JSC at such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next meeting of the JSC.

5.2.9	Costs. Costs incurred by each Party in connection with its participation at any meetings of the JSC shall be borne solely by such Party.

5.2.10	Dispute Resolution. If the JSC is unable to decide or resolve unanimously any matter introduced to it by any Party within thirty (30) days of such matter being discussed the first time in the JSC, either Party may refer the matter for resolution pursuant to Section 13.9.

5.2.11	Limited Powers. The JSC shall have only the powers assigned expressly to it in the Agreement and shall not have the power to (i) determine any issue in a manner that would conflict with the express terms and conditions of the Agreement or its annexes; or (ii) modify or amend the terms and conditions of the Agreement or its annexes, subject to the JSC’s right to agreeing on non-material modifications to the Research Plan that are cost-neutral for the Parties.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

5.3.	BAYER diligence.

5.3.1.1	Subject to Section 5.3.1.3, after the expiry or termination of the Research Term, BAYER shall use Commercially Reasonable Efforts to pursue development and commercialization of at least one (1) Product in relation to each Collaboration Target, in each case in at least one indication in the Field.

5.3.1.2	BAYER shall notify EXSCIENTIA promptly if, having used its Commercially Reasonable Efforts pursuant to Section 5.3.1.1, it elects not to pursue development and commercialization of any Products in relation to a Collaboration Target.

5.3.1.3	BAYER’s obligation under Section 5.3.1.1 shall immediately cease: (a) if Section 5.5.2.3(b) applies; (b) on EXSCIENTIA’s receipt of payment pursuant to 5.5.2.3(a); or (c) if the Parties have agreed a licence pursuant to Section 5.5.2.2.

5.4.	Regulatory affairs. After the expiry or early termination of the Research Term, as applicable, BAYER shall, at its sole cost and expense, be solely responsible for all subsequent research, pre-clinical and clinical development, regulatory affairs, manufacturing, and commercialization activities for Products.

5.5.	Option for Licence-Back.

5.5.1	For the purposes of this Section 5.5:

5.5.1.1	“Extended Connectivity Fingerprint” means the Morgan fingerprint implemented by the RDKit software (www.rdkit.org) with an input radius of 2.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

5.5.1.2	“Licence-Back Compound” means, in relation to any Collaboration Target that is the subject of a Licence-Back Trigger Event, any Collaboration Compound in relation to which the Extended Connectivity Fingerprint is [****] on the Tanimoto Coefficient from the Extended Connectivity Fingerprint of any compound previously synthesized and provided by BAYER to EXSCIENTIA before commencement of the relevant Research Plan.

5.5.1.3	“Licence-Back IP” means all Collaboration IP necessary for the development or commercialisation of Licence-Back Compounds.

5.5.1.4	“Licence-Back Material” means each Licence-Back Compound and any other Collaboration Material necessary for the development or commercialization of that Licence-Back Compound.

5.5.1.5	“Licence-Back Terms” means an exclusive, perpetual, worldwide, sublicensable licence to use the relevant Licence-Back IP and Licence-Back Material solely to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold the relevant Licence-Back Compounds and products incorporating the relevant Licence-Back Compounds as an active ingredient, in each case that are targeted at the relevant Collaboration Target or a homologue thereof;

5.5.1.6	“Licence-Back Trigger Event” means, in relation to any Collaboration Target, BAYER:

(i)	notifies EXSCIENTIA that it has elected not to pursue development and commercialization of Products addressing a certain Collaboration Target; or

(ii)	BAYER terminates this Agreement pursuant to Section 12.2; or

(iii)	BAYER is in breach of Section 5.3.1.1.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

5.5.1.7	“Tanimoto Coefficient” means, if two molecules have two bits sets A and B in their fragment bitstrings, with C of these bits being set in both of the fingerprints, the Tanimoto coefficient is defined to be Tc = C/ (A+B-C). The TC gives values from the range of zero (0, no bits in common) to unity (1, all bits the same).

5.5.2	On and from the occurrence of any Licence-Back Trigger Event:

5.5.2.1	the exclusivity in Section 3.2 shall immediately terminate in relation to the relevant Collaboration Target; and

5.5.2.2	where that Licence-Back Trigger Event occurs after the date of IND / CTA Submission:

(a)	EXSCIENTIA obtains the option, to be exercised by notifiying BAYER in writing within [****] months after the occurrence of the License-Back Trigger Event, to negotiate with BAYER (each acting reasonably and in good faith), within [****] months after BAYER’s receipt of EXSCIENTIA’s notification (the “Option Period”), the terms of an agreement according to which BAYER would grant, to the extent legally possible, to EXSCIENTIA a licence to the relevant Licence-Back IP and Licence-Back Material on the Licence-Back Terms; and

(b)	during the Option Period (and after, if no agreement has been reached by the end of the Option Period), BAYER shall not, and shall procure that no BAYER Affiliate shall, enter into an agreement with a Third Party for the development and/or commercialization of the relevant Licence-Back Compounds on better terms than offered to EXSCIENTIA pursuant to (a) above; or

5.5.2.3	where the Licence-Back Trigger Event occurs before the date of IND / CTA Submission:

(a)	BAYER may, on written notice to EXSCIENTIA within [****] Business Days after the date of the Licence-Back Trigger Event, elect to pay to EXSCIENTIA the next development milestone in Section 6.4.1 that would otherwise have been payable in relation to that Collaboration Target (calculated on the number of Iterations completed as at the date of the Licence-Back Trigger Event). If EXSCIENTIA receives that payment on or before the date that is [****] Business Days after the Licence-Back Trigger Event, Section 5.5.2.3(b) shall not apply; or

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)	subject to Section 5.5.2.3(a):

(i)	on and from the date that is [****] Business Days after the Licence-Back Trigger Event, BAYER hereby grants to EXSCIENTIA a licence to use the relevant Licence-Back IP and Licence-Back Material on the Licence-Back Terms; and

(ii)	EXSCIENTIA shall reimburse to BAYER (after the date that is [****] Business Days after the Licence-Back Trigger Event) any payment paid by BAYER to EXSCIENTIA pursuant to Section 6.4.1 in relation to the relevant Collaboration Target.

5.5.3	For the avoidance of doubt, any payment made by BAYER pursuant to Section 5.5.2.3(a) is without prejudice to EXSCIENTIA’s rights to receive additional payments under Section 6 (other than the milestone payment already paid pursuant to Section 5.5.2.3(a)) in each case that may subsequently become due in accordance with this Agreement.

6.	Payment

6.1.	In consideration of EXCIENTIA’s obligations under this agreement, including the usage of EXCIENTIA’s technology platform for the identification and discovery of Collaboration Compounds and related research activities potentially resulting in Products to be developed and commercialized by BAYER, BAYER shall make the payments set out in Section 6.

6.2.	Upfront payment. BAYER shall pay to EXSCIENTIA a one-time upfront payment [****] days after BAYER’s receipt of a respective invoice which may be sent on or after the Effective Date.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.3.	R&D Funding Payments. BAYER shall pay to EXSCIENTIA payments totaling [****] Euro (€ [****]), which EXSCIENTIA is entitled to invoice in [****] instalments on or after the end of each Half Year, each instalment amounting to [****] Euro (€[****]) other than: (a) at the end of the first Half Year period following the Effective Date, EXSCIENTIA is only entitled to invoice the aforementioned amount proportionally to the number of months during this first Half Year period; and (b) at the end of the seventh Half Year in the Term, EXSCIENTIA may invoice for an amount equal to [****] Euro (€[****]) less the amounts invoiced in each of the previous Half Years. For the avoidance of doubt, the amounts specified in this Section 6.3 are payable regardless of the actual costs and expenses for whatever purpose incurred by EXSCIENTIA for for the performance of its activities under the Research Plans.

6.4.	Success-Based Milestones.

6.4.1	Development Milestones.

Upon receipt of a corresponding invoice, which EXSCIENTIA may submit on or following the first (1st) achievement of any of the following milestone events, BAYER shall make the following success-based one-time payments to EXSCIENTIA:

Milestone Event	# Iterations required	Milestone Payment

[****]	[****]	[****]
	[****]	[****]
	[****]	[****]
[****]	[****]	[****]
	[****]	[****]
	[****]	[****]
[****]	[****]	[****]
	[****]	[****]
	[****]	[****]
[****]		[****]
[****]		[****]
[****]		[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Subject to Annex 1.58, such milestone payments will be paid on a per Collaboration Target basis such that each milestone payment listed above shall be payable one time only upon the first achievement of the milestone event in relation to each Collaboration Target.

For the avoidance of doubt, the Parties are in agreement that if the JSC decides that the D2 Criteria or PCC Criteria and the respective milestones have been achieved, this JSC decision has no impact on as to whether the BAYER internal D2 or PCC decisions will be taken. All such BAYER internal decisions remain at BAYER’s sole discretion.

If a Product does not undergo a Phase I Trial, Phase II Trial or Phase III Trial, as the case may be, and it subsequently undergoes a different Clinical Trial or otherwise achieves a commercial sales milestone (as set out in Section 6.4.2) (e.g., BAYER initiates a first Phase III Trial for a Product without having initiated a Phase II Trial or BAYER achieves a first commercial sale of a Product in the [****] without having initiated a Phase III Trial), then such skipped development milestone event will be deemed to have been achieved upon the achievement by such Product of such successive development event or commercial sale, as the case may be. The relevant milestone payment for any such skipped milestone shall be due and payable concurrently with the payment for the next successive development event or commercial sale, as the case may be.

6.4.2	Commercial Sales Milestones

Upon receipt of a corresponding invoice, which EXSCIENTIA may submit on or following the first (1st) occurrence of any of the following milestone events, BAYER shall make the following success-based one-time payments to EXSCIENTIA:

Milestone Event	Milestone Payment
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Subject to Annex 1.58, such milestone payments will be paid on a per Collaboration Target basis such that each milestone payment listed above shall be payable one time only upon the first achievement of the milestone event in relation to each Collaboration Target.

6.4.3	Reporting on Milestone Achievement and Payment. BAYER shall provide written notice (including e-mail) to EXSCIENTIA of the occurrence of any of the development milestones set out in Section 6.4.1 no later than [****] calendar days following the occurrence of the relevant milestone. BAYER shall provide written notice (including e-mail) to EXSCIENTIA of the occurrence of any of the commercial sales milestones set out in Section 6.4.2 together with the respective Quarterly royalty reporting set out in Section 6.5.3 following the occurrence of the relevant milestone.

BAYER shall remit payment for the applicable milestone due pursuant to Section 6.6.

6.4.4	Limitation on Milestones. For the avoidance of doubt:

(a)	subject to Annex 1.58, no milestone payment shall be due more than once for one and the same Collaboration Target and no amounts shall be due for subsequent or repeated achievements of any milestone(s) for a Collaboration Target, irrespective of the number of Products and/or Collaboration Compounds that have achieved the milestone, or the number of countries in which such milestone has been achieved; and

(b)	no additional milestone payments shall be due in respect of any indications, formulations, dosage amount, dosage form, or otherwise.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.5.	Royalties.

6.5.1	Upon receipt of a respective invoice, BAYER shall pay to EXSCIENTIA royalties calculated at [****]% of Net Sales of all Products worldwide in the relevant Quarter in the Royalty Term.

For the avoidance of doubt, no royalties shall be due or payable on disposals of Products for use as free samples or clinical trial materials, or other non-monetary sales or disposals of Products in the ordinary course of business for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

Furthermore, for the avoidance of doubt, the expiry of the obligation to pay royalties does not limit BAYER’s right to use and exploit the relevant Product.

6.5.2	Generic Product. If during the Royalty Term, a Third Party that is not a BAYER Party receives marketing authorization for, and commences commercial sale of, a Generic Product anywhere in the world, and, in relation to any Quarter and any country, the volume of sales of such Generic Product in that Quarter and that country represents [****] percent ([****]%) or more of the aggregate volume of sales (as measured by SKUs) of the corresponding Product during such Quarter in that country (as evidenced by data from IMS Health or other data service reasonably acceptable to both Parties), then BAYER shall have the right on written notice to EXSCIENTIA to reduce any royalties payable in relation to Net Sales of that Product in such country pursuant to Section 6.5.1 by [****] percent ([****]%) beginning on the date of the first sale of the Generic Product.

6.5.3	Quarterly Royalty Reporting and Payment. All royalty payments shall be made at Quarterly intervals. Within [****] days of the end of each Quarter after the First Commercial Sale of a Product in any country, BAYER shall prepare a statement which shall show on a country-by-country basis for the previous Quarter Net Sales of the Product and all royalties due to EXSCIENTIA based on such Net Sales. BAYER shall remit the monies due pursuant to Section 6.6.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.6.	Payment Terms

6.6.1	Currency. BAYER shall make the payments due to EXSCIENTIA under this Agreement in Euro. Where the payments due to EXSCIENTIA are calculated based on a currency other than Euro, BAYER shall convert the amount due using the average exchange rate for the applicable Quarter as per BAYER’s internal accounting and reporting process consistently applied.

6.6.2	Payment Rule. All payments shall be made by BAYER within [****] days after receipt of the respective invoice by BAYER.

6.6.3	Invoice Address. All invoices shall be sent to the following address:

Bayer AG

[****]

and in each case shall refer to the PO number, which BAYER shall provide to EXSCIENTIA following the Effective Date.

Alternatively, EXSCIENTIA may send any invoice electronically in portable document format (pdf) via email without electronic signature (“pdf-invoicing”), thus replacing a corresponding paper form. BAYER shall provide a respective declaration of consent upon request.

6.6.4	Payments Made by Wire Transfer. All payments made by BAYER to EXSCIENTIA under this Agreement shall be made by wire transfer to the following bank account of EXSCIENTIA, or such other bank account as notified by EXSCIENTIA to BAYER at least fifteen (15) Business Days prior to the due date of the next payment:

Account Holder:	Exscientia Limited
Bank:	[****]
SWIFT (BIC):	[****]
IBAN:	[****]

6.6.5	Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement. All payments not made within [****] days after the applicable due dates set out in this Agreement shall be subject to late payment interest at the [****] month EURIBOR rate currently published on Bloomberg screen <EUR001M Index>, fixed [****] Business Days prior to the respective payment date and reset to the prevailing [****] month EURIBOR rate in monthly intervals thereafter, plus a premium of [****] percentage points (or the maximum applicable legal rate of interest if lower). Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the respective payment date (inclusive) until the date of payment (exclusive). In case the [****] month EURIBOR rate is no longer available, its official successor or such other comparable interbank short-term (one month) borrowing rate as agreed by the Parties shall be used instead.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.6.6	Taxes.

All agreed consideration is exclusive of Value Added TAX (”VAT”). If VAT is legally owed by EXSCIENTIA, VAT applies and will be invoiced additionally by EXSCIENTIA and BAYER shall pay such invoiced amounts after receipt of a proper invoice, which meets all legal requirements according to the applicable VAT-law.

Any Party required to make a payment pursuant to this Agreement shall be entitled to deduct and withhold from the amount payable the tax for which BAYER on behalf of EXSCIENTIA is liable under any provisions of tax law.

If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty, no deduction shall be made or a reduced amount shall be deducted only if BAYER is timely furnished with necessary documents (Freistellungsbescheid) by EXSCIENTIA issued from the German Tax Authority (Bundeszentralamt für Steuern), certifying that the payment is exempt from tax or subject to a reduced tax rate.

Any withheld tax shall be treated as having been paid by BAYER to EXSCIENTIA for all purposes of this Agreement.

BAYER shall timely forward the tax receipts certifying the payments of withholding tax on behalf of EXSCIENTIA.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In case BAYER must pay, but cannot deduct the withholding tax due to fulfilment and completion of payment obligation by settlement or set-off, EXSCIENTIA will pay the withholding tax to BAYER separately.

If BAYER failed to deduct withholding tax, but is still required by tax law to pay withholding tax on account of EXSCIENTIA to the tax authorities, EXSCIENTIA shall refund the tax amount to BAYER, provided BAYER has forwarded to EXSCIENTIA the relevant tax receipt which meets applicable law and which certifies the payment of withholding tax on behalf of EXSCIENTIA.

7.	Books, Records, Audit

7.1.	Records. BAYER shall keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to EXSCIENTIA pursuant to this Agreement. Those records and books of account shall be kept for [****] years following the end of the period to which they relate.

7.2.	Audits. To validate BAYER’s compliance with its obligations under or in connection with this Agreement, EXSCIENTIA may, during the course of this Agreement and for one (1) year after the expiry or termination of this Agreement, appoint an Independent Accountant, at EXSCIENTIA’s expense (except as otherwise contemplated below), to carry out an audit of BAYER’s books and records from time to time on behalf of EXSCIENTIA. Subject to the following sentence, the auditors selected by EXSCIENTIA shall be subject to acceptance by BAYER, such acceptance not to be unreasonably withheld or delayed. BAYER may only withhold its approval of EXSCIENTIA’s appointment of an Independent Accountant on the grounds of a potential conflict of interest or due to legal reasons. Any such audit shall be conducted pursuant to the following terms and conditions:

(a)	Any such audits shall be conducted during regular business hours at BAYER’s premises upon [****] days’ prior written notice by EXSCIENTIA and shall not interfere unreasonably with BAYER’s business activities;

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)	The auditor may inspect records for up to [****] after the end of the period to which they pertain;

(c)	Audits may not take place more than once per Calendar Year and no period may be audited more than once;

(d)	Prior to the audit taking place, the auditor shall undertake to BAYER that they shall keep all information accessed in the course of performing the audit confidential and shall not disclose any information to EXSCIENTIA (except as set forth in clause (e) below) or any Third Party, and shall only use the same for the purpose of carrying out its duties in connection with the audit;

(e)	The auditor shall share their draft findings (including, for the avoidance of doubt, monetary values and supporting calculations) in the form of a summary report with BAYER, in any event before being shared with EXSCIENTIA and BAYER shall be given a period of [****] Business Days to review and respond to the auditor’s findings before the auditors may provide the summary report to EXSCIENTIA (such report to include BAYER’s response to the findings);

(f)	The auditor shall not be permitted to include any extrapolation calculations in their calculation of amounts allegedly underpaid to EXSCIENTIA.

(g)	If an audit reveals that BAYER has underpaid royalties due, EXSCIENTIA may invoice BAYER for the underpaid amount, together with interest calculated pursuant to Section 6.6.5; and

(h)	If an audit reveals an underpayment in excess of [****] of the aggregate amount of royalty payments owed for the period subject to review by EXSCIENTIA, then BAYER shall pay EXSCIENTIA’s reasonable external costs of the audit within [****] days of EXSCIENTIA’s receipt of the summary report in Section 7.2(e) and EXSCIENTIA notifying Bayer that the audit has been completed.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)	If an audit reveals that BAYER overpaid any royalties (the amount of each such overpayment, an “Overpayment Amount”), then, as may be requested by BAYER, (x) the Overpayment Amount will be credited against any future amounts payable to EXSCIENTIA pursuant to this Agreement, or (y)EXSCIENTIA shall reimburse BAYER for such Overpayment Amount (or any portion thereof that has not been credited as set out in the foregoing clause (x)) within [****] days after EXSCIENTIA’s receipt of the relevant summary report in Section 7.2(e).

8.	Intellectual Property Rights

8.1.	Collaboration IP, BAYER Background IP

8.1.1	As between the Parties, Bayer shall be the sole and exclusive owner of all rights to all BAYER Material and all BAYER Background IP.

8.1.2	Except to the extent expressly agreed otherwise in writing, all Collaboration IP shall vest in BAYER unconditionally and immediately on the creation of the Collaboration Material. Subject to the following sentence, EXSCIENTIA shall assign and hereby assigns to BAYER all right, title and interest in the Collaboration IP that, but for this Section 8.1.2, would vest in EXSCIENTIA, and BAYER accepts such assignment. With regard to any Collaboration IP that is not legally assignable to BAYER according to Applicable Law, EXSCIENTIA shall grant, and hereby grants, to BAYER an exclusive, perpetual, fully paid-up, royalty-free, worldwide license under that Collaboration IP for unlimited use of the relevant Collaboration IP and Collaboration Material, with the right to grant sublicenses.

8.1.3	EXSCIENTIA will notify BAYER promptly in writing of any invention or potential invention made by EXSCIENTIA in the performance of its responsibilities under the relevant Research Plan, save for any invention relating to the EXSCIENTIA Technology.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.1.4	Upon request of BAYER, in relation to any invention or potential invention referred to in Section 8.1.3, EXSCIENTIA shall provide BAYER with a Complete Invention Disclosure within a period of thirty (30) days from receipt of that request. “Complete Invention Disclosure” means a disclosure of the invention which includes in reasonable detail a description of (i) any database searches on state of the art undertaken, (ii) any relevant prior art references found, including an assessment of their relevance to the invention, (iii) the technical problem underlying the invention, (iv) the solution to this problem, (v) the names, nationalities and private addresses of the inventors, (vi) the individual contribution of each inventor to the invention, (vii) working examples on how to use the invention, including but not limited to a description of all materials and methods utilised to enable the reproduction and execution of the invention, and (viii) a confirmation that all Collaboration IP was made without Third Party or public funding, in each case to the extent reasonably requested by BAYER due to requirements of the relevant patent authorities in relation to the relevant invention.

8.1.5	BAYER has the exclusive right but no obligation to file, in its own name, at its sole discretion, cost and expense, any patent applications or applications for other registered Intellectual Property Rights that may subsist in the Collaboration IP, Collaboration Material and BAYER Material in or for any country.

8.1.6	EXSCIENTIA shall, at BAYER’s request:

(a)	take such actions as are reasonably necessary to give effect to all the rights assigned and/or granted under this Section 8.1; and

(b)	execute, at BAYER’s cost, such documents, including declarations/assignments, and otherwise cooperate with BAYER, each as reasonably requested to enable BAYER to conduct the drafting, filing and prosecution of the applications referred to in Section 8.1.5, and to defend and enforce such rights.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.1.7	BAYER hereby grants EXSCIENTIA:

(a)	a non-exclusive, worldwide, sublicensable (pursuant to Section 8.3) licence during the Research Term to use the Bayer Background IP, Collaboration IP and Collaboration Material in the performance of EXSCIENTIA’s obligations and exercise of EXSCIENTIA’s rights under this Agreement and each Research Plan; and

(b)	a non-exclusive, world-wide, sublicensable (solely pursuant to Section 8.3), non-transferable, irrevocable, perpetual, fully-paid-up and royalty-free license under the Collaboration IP, but solely to use the Collaboration Material in EXSCIENTIA’s internal research and development activities to improve the EXSCIENTIA Technology, and subject to the restrictions contained in Sections 3.2, 3.7, 8 and 9. For the avoidance of doubt, this license does not permit EXCIENTA to (a) commercialise or otherwise exploit the Collaboration Compounds for any of its purposes or (b) use, commercialise or otherwise exploit them together with Third Parties.

8.2.	EXSCIENTIA Technology

8.2.1	Notwithstanding any other provision of this Agreement or any Research Plan, nothing in this Agreement or any Research Plan shall require EXSCIENTIA to, and EXSCIENTIA shall not:

(a)	disclose any EXSCIENTIA Technology to BAYER; or

(b)	provide BAYER with any explanation as to how the EXSCIENTIA Technology operates (including any explanation as to the hypothesis for the design of any Collaboration Compound).

8.2.2	EXSCIENTIA shall be the sole and exclusive owner of all rights to all EXSCIENTIA Technology. All Intellectual Property Rights subsisting in any improvement to the EXSCIENTIA Technology from time to time shall vest automatically and unconditionally in EXSCIENTIA immediately on its creation. BAYER assigns, and shall ensure that each relevant BAYER Party shall assign, to EXSCIENITA absolutely and from the date of their creation any such Intellectual Property Rights that, but for this Section 8.2.2, would vest in BAYER or that BAYER Party, and shall execute all documents and take any steps necessary to give effect to and confirm the foregoing.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.2.3	For the avoidance of doubt, EXSCIENTIA has the exclusive right, in its sole discretion, to determine the steps to be taken to protect, maintain, prosecute and enforce any EXSCIENTIA Technology. BAYER shall: (a) at EXSCIENTIA’s cost and expense, cooperate and provide such assistance and information as may be reasonably requested by EXSCIENTIA in connection with any steps that EXSCIENTIA determines to take pursuant to the previous sentence; and (b) notify EXSCIENTIA as soon as practicable after becoming aware of any infringement, or suspected infringement, of any EXSCIENTIA Technology.

8.3.	Sublicensing

8.3.1	Subject to Section 8.3.2, EXSCIENTIA may grant sublicenses under the licenses granted at Section 8.1.7, but only (i) to its Affiliates (as long as they remain an Affiliate) and (ii) to any Third Party subcontractor appointed by EXSCIENTIA in accordance with Section 3.7 (provided such sublicense is limited to the scope of such Third Party subcontractor’s work).

8.3.2	Any sublicense granted in accordance with this Section 8.3 shall (i) expressly exclude the right for the relevant sublicensee to grant further sublicenses and (ii) be on terms consistent with this Agreement.

9.	Confidentiality

9.1.	Each Party (a “Receiving Party”) undertakes to the other Party (a “Disclosing Party”) to treat all information received from or on behalf of the Disclosing Party in the course of the performance of this Agreement, including all results generated in the performance of the Research Plans as well as the Agreement and its terms (“Confidential Information”), as strictly confidential both during the Agreement Term and after the termination or expiration of the Agreement. For the avoidance of doubt, confidential information consisting of EXSCIENTIA Technology shall not be disclosed to BAYER. The Receiving Party will take all reasonable precautions, including adequate data safety measures, to maintain the confidentiality of the Disclosing Party’s Confidential Information, such precautions to be at least equal to those taken by the Receiving Party in respect of its own confidential proprietary data.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

9.2.	The Receiving Party may use the Confidential Information only for the purposes of and in accordance with this Agreement. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any other person, other than:

(a)	to its employees, directors, consultants, agents, professional advisers and permnitted sublicensees and subcontractors (each, a “Permitted User”) with a need to know the Confidential Information for the purpose of this Agreement. The Receiving Party shall ensure that each Permitted User is bound by obligations of confidentiality equivalent to those set out herein; and

(b)	to the extent that such disclosure is required to (i) comply with Applicable Law, an enforceable judicial order, IFRS or GAAP, (ii) to defend or prosecute litigation or (iii) to comply with governmental regulations or applicable regulations of a stock exchange (including in connection with any application for listing on any such stock exchange), provided, however, that the Receiving Party shall give reasonable advance written notice, as legally permissible, to the Disclosing Party and takes reasonable and lawful actions to minimize the degree of such disclosure and secure confidential treatment of any Confidential Information that will be disclosed. No notice shall be required under this Section 9.2(b) if and to the extent that the information contained in the proposed disclosure has been included in any previous disclosure made by either Party pursuant to this Section 9.2(b), or is otherwise approved in advance in writing by the other Party.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

9.3.	The obligation of confidentiality and non-use does not apply if the Receiving Party can demonstrate that the Confidential Information:

(a)	was already in its possession prior to the time of disclosure free of any obligation to keep it confidential;

(b)	has been or is subsequently public knowledge at the time of disclosure other than as a result of breach of this Section 9 or any equivalent confidentiality provisions of a Permitted User;

(c)	has been legally obtained by the Receiving Party from a Third Party who is not under a duty of confidentiality to the Disclosing Party; or

(d)	was independently developed by the Receiving Party without reference to or use of the Confidential Information.

For the purposes of Section 9.3, Confidential Information will not be deemed to be or have become public knowledge merely because any part of such Confidential Information is embodied in general disclosures or because individual features, components or combinations of the Confidential Information are known or become known to the public.

9.4	On expiry or termination of the Agreement, each Party shall, on request, return to the other Party (or at the relevant Party’s request destroy) any Confidential Information and physical results of any Research Plan, in each case in the possession or control of that Party, save to the extent that that Party:

(a)	is expressly entitled to continue using such Confidential Information or physical results pursuant to the terms of this Agreement; or

(b)	in the case of BAYER, such Confidential Information or physical results are necessary or reasonably useful for the discovery, manufacture, use, development or commercialization of a Collaboration Compound and/or Product.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Notwithstanding the foregoing, the Receiving Party may retain one (1) copy of any Confidential Information of the Disclosing Party in its archived files, solely for purposes of exercising any rights or discharging any obligations under this Agreement, complying with Applicable Law, or complying with any legal proceeding or requirement with respect thereto. Nothing in this Section 9.4 shall require the Receiving Party to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralised storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by Applicable Law.  Such retained copies of Confidential Information shall remain subject to the confidentiality obligationsset out in this Section 9.

10.	Press Release

10.1.	Subject to Section 10.2, each Party shall refrain from making any press release or public announcement relating to the Agreement, the activities under a Research Plan or the results of a Research Plan without the prior written consent of the other Party.

10.2.	EXSCIENTIA may:

10.2.1	issue a press release announcing the execution of this Agreement, in a form substantially similar to the template set out in Annex 10.2; and

10.2.2	issue press releases related to the activities contemplated by this Agreement that either (i) have been approved by BAYER before in writing or (ii) are required to be issued by EXSCIENTIA under Applicable Law, provided that also press releases pursuant to subsection (ii) will only be issued after having informed BAYER before in writing. Notwithstanding the foregoing, should any milestone be achieved under this Agreement, BAYER shall not withhold or delay its consent to any reasonable press release related to such achievement.

10.3.	Each Party shall ensure that any responses to inquiries by media or other Third Parties after issuance of a permitted press release by EXSCIENTIA pursuant to Section 10.2 shall consist solely of the press release language or shall follow the response guidelines that may be mutually developed by the Parties.

10.4.	For any press releases that BAYER proposes to issue in relation to this Agreement, Sections 10.2 and 10.3 shall apply mutatis mutandis.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.	Warranty and Indemnification

11.1.	Each Party represents and warrants to the other Party as of the Effective Date that:

(a)	such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;

(c)	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)	the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(e)	no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements; and

(f)	the performance of its work under the Agreement (including, without limitation with respect to EXSCIENTIA, EXSCIENTIA’s use of EXSCIENTIA Technology in performing its responsibilities under this Agreement) will to the knowledge of the respective responsible Party not infringe any patent or other Intellectual Property Right of any Third Party; and

(g)	such Party has the right to grant the other Party the rights and licenses described in this Agreement.

11.2.	EXSCIENTIA hereby represents, warrants and covenants

(a)	that all employees and other persons performing activities under the Research Plans on the request of EXSCIENTIA will have executed agreements requiring assignment to EXSCIENTIA of all their right, title and interest in and to any Collaboration IP originated, created, developed, conceived, derived, produced, discovered, invented or otherwise made by them, or, if any such employees or other persons shall not have executed such an agreement, that assignment by such employee or other person of such Collaboration IP to EXSCIENTIA shall occur by operation of Applicable Law; and

(b)	that all employees and other persons performing activities under the Research Plans on the request of EXSCIENTIA are regularly employed in compliance with local labor laws.

11.3.	No other representations. Except as otherwise provided in this Agreement, no other representations and warranties, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose of products, are given or assumed by either Party and all those representations, warranties and terms are excluded save to the extent that any exclusion is prohibited by law.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.4.	Indemnity. Each Party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and its Affiliates, and their respective directors, officers, employees, and their respective successors, heirs and assigns (the “Indemnitees”), against any Losses incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands from or by a Third Party or respective judgments:

11.4.1	arising out of or related to: (i) activities in relation to this Agreement conducted by or on behalf of the Indemnifying Party, including, where the Indemnifying Party is BAYER, activities related to a Collaboration Compound or a Product; (ii) any breach of this Agreement, including but not limited to any representation, warranty or covenant set forth herein, by the Indemnifying Party or its Affiliates; (iii) the Indemnifying Party’s performance under this Agreement; except, in each case, to the extent that the respective Losses are caused by the breach, negligence or willful misconduct of the Party seeking indemnification or any of its Indemnitees; or

11.4.2	that the relevant Indemnitee’s use of any materials supplied by or on behalf of the Indemnifying Party in the conduct of a Research Plan infringes that Third Party’s Intellectual Property Rights, in each case except to the extent that such use: (i) is not in accordance with the Research Plan and the terms of this Agreement; or (ii) constitutes a change to the relevant material made without the Indemnifying Party’s prior written consent.

11.5.	Procedures. The Indemnitee agrees to provide the Indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement; provided that, an Indemnitee’s failure to do so shall not affect the rights of such Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Indemnifying Party. The Indemnitee shall cooperate with the Indemnifying Party in such defense and shall permit the Indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense, if representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnifying Party agrees to keep the Indemnitee informed of the progress in the defense and disposition of such claim and to consult with the Indemnitee with regard to any proposed settlement.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.6.	Settlement. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has an adverse effect on the rights of any Indemnitee(s) hereunder or on the results of any Research Plan, or admits any wrongdoing or fault by any Indemnitee(s), or imposes on any Indemnitee(s) any payment or other liability, without the prior written consent of the Indemnitee.

11.7.	Indirect loss. Neither Party shall be entitled to recover from the other Party any special, incidental, consequential, indirect or punitive damages in connection with this Agreement or any license granted hereunder. For the avoidance of doubt, if an Indemnitee (as defined in Section 11.4) suffers Losses that comprise the payment of special, incidental, consequential, indirect or punitive damages to a Third Party, the previous sentence does not exclude the indemnification by the Indemnifying Party of those Losses under Section 11.4.

11.8.	Insurance.

11.8.1	Subject to Section 11.8.2:

(a)	BAYER, at its own expense, shall obtain and maintain product liability insurance during the term of this Agreement for claims related to bodily injury or death caused by the Product. Upon request, BAYER shall provide EXSCIENTIA with a copy of the respective policy of its product liability insurer, if applicable; and

(b)	each Party warrants that it maintains a policy or program of insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance, if applicable.

11.8.2	In lieu of the insurance coverage described in the preceding subsection, each Party shall have the right to undertake a program of self-insurance to cover its obligations hereunder, with financial protection comparable to that arranged by it for its own protection with regard to other products or offered services in its portfolio.

12.	Term of Agreement and Termination

12.1.	Term. This Agreement shall take effect as of the Effective Date and will remain in force for the Agreement Term.

12.2.	Termination without cause. BAYER may terminate this Agreement, on a Collaboration Target-by-Collaboration Target basis or in its entirety, at any time upon [****] days’ prior written notice to EXSCIENTIA.

12.3.	Termination for material breach. Either Party may, without prejudice to its other rights and remedies, terminate this Agreement upon a material breach of this Agreement by the other Party by giving written notice to the other Party specifying the nature of the default not less than [****] days prior to the date the non-defaulting Party intends to terminate the Agreement. If such default has been cured by the defaulting Party within the [****] day period, no such termination shall occur. If the default has not been cured by the defaulting Party within the [****] day period, this Agreement shall terminate with immediate effect upon further written notice to the defaulting Party by the non-defaulting Party of such termination.

12.4.	If BAYER terminates the Agreement without cause pursuant to Section 12.2 or EXSCIENTIA terminates the Agreement for cause pursuant to Section 12.3, without prejudice to EXSCIENTIA’s other rights and remedies, BAYER shall reimburse any amounts owed to EXSCIENTIA for such parts of the activities contractually and properly performed pursuant to the Research Plans until the effective date of the termination, and any non-cancellable costs reasonably incurred by EXSCIENTIA in good faith on the performance of the activities determined in the Research Plans prior to the receipt of the termination notice as demonstrated by competent proof upon request.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

12.5.	Insolvency. Either Party may, without prejudice to its other rights and remedies, terminate this Agreement immediately upon written notice to the other Party, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.5.1	Consequences. The termination or expiration of this Agreement shall not affect the obligations under this Agreement set forth in Sections 3.2, 5.3, 5.4, 5.5, 6, 7, 8, 9, 10.1, 11, 12.5, and 13 and all other obligations under this Agreement, which expressly or by their very nature are intended to survive such termination or expiration. For the avoidance of doubt:

(a)	EXSCIENTIA’s rights to receive: (a) payments under Section 6.3; (b) success-based milestone payments under Section 6.4; and (c) royalties under Section 6.5; and

(b)	BAYER’s ownership and license rights under Section 8, in each case will survive termination of this Agreement.

12.5.2	If the Agreement is terminated (in whole or in part in connection with one or more Collaboration Targets) pursuant to Section 12.2: the exclusivity in Section 3.2 shall immediately terminate with respect to the terminated Collaboration Targets.

13.	Miscellaneous

13.1.	Notice. Any notice required or permitted to be given under this Agreement by one Party to the other shall be in writing and delivered via an internationally recognized courier service with acknowledgement of receipt, and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee:

If to EXSCIENTIA:	EXSCIENTIA Limited

Attn: Chief Financial Officer

[****]

If to BAYER:	Bayer AG

[****]

A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 13.1.

13.2.	Force Majeure. Subject to the following sentence, neither Party shall be be responsible or liable to the other Party for any failure to perform any of its obligations hereunder, if such failure results from circumstances beyond the reasonable control of such Party, including requisition by any governmental authority, wars, strikes, lockouts, riots, epidemic, disease, an act of God, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers, or any other circumstances, whether or not similar to the above causes and whether or not foreseeable ("Force Majeure"). The affected Party shall notify the other Party as soon as practicable after becoming aware of the Force Majeure event, specifying the nature of the event and its anticipated duration, and shall use their commercially reasonable efforts to avoid or remove any such cause and shall resume performance under this Agreement as soon as feasible whenever such cause is removed; provided that the foregoing shall not be construed to require either Party to settle any dispute with any Third Party, to commence, continue or settle any litigation, or to incur any unusual or extraordinary expenses.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.3.	Entire Agreement. This Agreement and its annexes set forth the entire understanding and agreement of the Parties relating to the subject matter hereof.

13.4.	Amendment. No amendment, modification or addition to this Agreement and its annexes shall be effective or binding on either Party unless set forth in writing and signed by both Parties. The same shall apply to a waiver of this written form requirement.

13.5.	Assignment. No Party may assign any rights or delegate any of its duties and/or obligations under this Agreement without the written consent of the other, except that:

(a)	either Party may assign this Agreement to any of its Affiliates without the prior consent of theother Party; and

(b)	either Party may assign or transfer any of its rights under this Agreement to any party that purchases all or a substantial part of that Party’s business to which this Agreement relates.

13.6.	Independent Contractor. Each Party to this Agreement shall act as an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the Parties.

13.7.	Severability. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the validity or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced, or to the extent this is not possible, shall be replaced through an agreement in the required form by the Parties, by such valid, effective and enforceable provision as comes closest to the intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission (Regelungslücke) in this Agreement. It is the express intent of the Parties that this Section 13.7 shall not be construed as a mere reversal of burden of proof (Beweislastumkehr) but as a contractual exclusion of Section 139 of the German Civil Code (Bürgerliches Gesetzbuch) in its entirety.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.8.	Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with the laws of Germany, excluding its conflict of laws provisions and the United Nations Convention on Contracts for the International Sales of Goods (CISG).

13.9.	Dispute Resolution.

13.9.1	The Parties will resolve any disputes, claims, disagreements or controversies arising in connection with this Agreement (including any dispute, claim, disagreement or controversy arising in connection with any non-contractual obligations arising out of or in connection with the Agreement) (each, a “Dispute”) pursuant to this Section 13.9.

13.9.2	In the event of a Dispute, either Party may refer the matter to the Executive Officers of the Parties who shall meet within thirty (30) days (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to, in the case of BAYER, approval of the applicable management board, if required).

13.9.3	If the Executive Officers do not resolve the Dispute within thirty (30) days of the date that the Dispute was first referred to them and the Dispute relates to:

(a)	any matter within the JSC’s responsibility (other than a determination of whether the D2 Criteria or PCC Criteria (as the case may be) have been achieved), the decision of BAYER’s Executive Officer shall control, provided that, BAYER’s Executive Officer shall not have the right to: (a) modify a Research Plan; or (b) materially change the day-to-day use or operational allocation of EXSCIENTIA personnel, equipment or resources; or (c) materially increase the overall level of resources to be committed by EXSCIENTIA under a Research Plan

(b)	a determination as to whether the D2 Criteria or PCC Criteria and the corresponding milestones have been achieved (as the case may be), whether those criteria have been achieved shall be determined by the following procedure. BAYER will refer the matter to the Head of Research & Development of BAYER, EXSCIENTIA will refer the matter to the Chairman of EXSCIENTIA who shall meet within thirty (30) days of the date that the Dispute was referred to them (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to, in the case of BAYER, approval of the applicable management board, if required). All discussions during this further Dispute resolution attempt shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If and to the extent such out of court settlement could not be reached by the Parties, any unresolved dispute arising in connection with the determination as to whether D2 or PCC criteria have been achieved will be finally settled by binding arbitration without recourse to the ordinary courts of law according the Arbitration Rules of the German Institution of Arbitration e.V. (DIS). The seat of arbitration shall be Berlin, Germany. The number of arbitrators shall be three (3). The arbitrators shall be appointed in accordance with DIS rules. The language to be used in the arbitration proceedings shall be English. The Parties agree to exclude discovery proceedings, except to the extent provided for under German Procedural Law. Sections 91 et seq. of the German Code of Civil Procedures (ZPO) shall apply with respect to the reimbursement of the Parties costs associated with the arbitration; or

(c)	any other matter, the courts of Berlin shall have exclusive jurisdiction to resolve that Dispute and each Party submits to the exclusive jurisdiction of the courts of Berlin.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.11.	Interpretation. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and permitted assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to sections, attachments, appendices, exhibits or the like will be construed to refer to sections, attachments, appendices, exhibits or the like of this Agreement, and references to this Agreement include all attachments, appendices, exhibits or the like attached hereto, (h) references to any Applicable Law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor Applicable Law, rule or regulation thereof and (i) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.12.	Counterparts. This Agreement may be executed in counterparts, including by facsimile or by electronic scan copies, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

14.       ANNEXES

The following annexes shall form an integral part of this Agreement:

Annex 1.7	Bayer Background IP
Annex 1.18	Collaboration Targets
Annex 1.58	Research plan and generic D2 and PCC criteria
Annex 3.10	BAYER Supplier Code of Conduct
Annex 10.2	Template of Press Release by Exscientia

-signature page to follow -

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Signed for and on behalf of
Bayer AG, Berlin

Date:	4/13/2021	Date:	4/13/2021

ppa.		i.V.

[****]		[****]
[****]		[****]

Signed for and on behalf of
EXSCIENTIA Limited.

Date:	4/13/2021	Date:

David Hallett
COO

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Annex 1.7 – Bayer Background IP

(to be updated by Bayer during the Collaboration from time to time according to Section 1.7)

RESTRICTED

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Annex 1.18 - Collaboration Targets

[****]

RESTRICTED

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Annex 1.58 - Research Plan

[****]

RESTRICTED

Certain confidential information contained in this document, marked by [****], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Annex 3.10 – Bayer Supplier Code of Conduct

[****]

RESTRICTED

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Annex 10.2 – Template Press Release by Exscientia

NOTE: BAYER MAY ADD QUOTE IF BAYER IS PROGRESSING WITH A PRESS RELEASE

Exscientia announces multi-target drug discovery collaboration with Bayer

Pre-clinical discovery focused on key areas of unmet medical need.

Exscientia, the leading Artificial Intelligence (AI)-driven drug discovery company, announced today that it has entered a collaboration with Bayer AG that aims to accelerate the discovery of small molecule drugs focused on cardiovascular disease and oncology.

Under terms of the agreement, Exscientia will initially work on three projects with targets agreed between both parties. Exscientia may be eligible to receive up to €240 Million, including upfront and research payments, near term and clinical milestones. As part of the agreement, Exscientia may also receive sales royalties.

Professor Andrew Hopkins, CEO of Exscientia, commented: “We’re delighted to collaborate with Bayer, a globally recognised pharmaceutical company Since our pioneering Nature papers demonstrating the automated design of small-molecules, we have enhanced our platform and exemplified it commercially, by accelerating the discovery of future drug molecules with partners.”

As part of this collaboration, Exscientia will apply its Centaur Chemist™ Artificial Intelligence (AI) drug discovery platform to go beyond conventional human endeavour by using its evolutionary computing and deep learning algorithms to discover and optimise novel drug candidates at unprecedented productivity.

NOTES FOR EDITORS

About Exscientia

Exscientia is at the forefront of Artificial Intelligence (AI)-driven drug discovery and design. By fusing the power of AI with the discovery experience of seasoned drug hunters, Exscientia is the first company to automate drug design, surpassing conventional approaches.

Exscientia’s innovative Centaur Chemist™ platform enables breakthrough productivity gains as well as new approaches to improve drug efficacy. Novel compounds are automatically designed and prioritised for synthesis by its AI systems, which rapidly evolve compounds towards the desired candidate criteria for clinical development.

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Exscientia systems learn from both existing data resources and experimental data from each design cycle. The principle is similar to how a human would learn, but the AI process is far more effective at identifying and assimilating multiple subtle and complex trends to balance potency, selectivity and pharmacokinetic criteria.

As a result, the AI-driven process is more likely to achieve the end goal and to do this more rapidly and efficiently than traditional human endeavour.

Exscientia is collaborating with several leading pharmaceutical and life sciences companies, has its headquarters in Oxford, UK with further offices in the UK, USA and Japan. For more information visit us on www.exscientia.co.uk or follow us on Twitter @exscientialtd.

Media enquiries:

Exscientia:

•	Edelman PR Marianne Fekene . +44(0) 7810298448 Camille Oster +44(0) 7812660934 exscientia@edelman.com

•	Mark Swindells - Chief Commercial Officer contact@exscientia.co.uk

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